Exhibit 99.1


Laboratory Corporation of America Holdings
Selected Historical Financial Data
(Dollars in millions, except per share amounts)

(Restated to reflect the two-for-one stock split effective June 11, 2001)


                                                             Three Months Ended
                                                                  March 31,
                                                             ----------------------------
                                                             2001          2000
                                                            --------     -------
Statement of Operations Data:
Net sales                                                   $  525.4    $  462.7
Gross profit                                                   221.6       183.5
Operating income                                                87.3        57.4
Net earnings                                                    43.5        25.7

Basic earnings per
  common share                                              $   0.63    $   0.42

Diluted earnings per
  common share                                              $   0.62    $   0.37
Basic weighted average common
  shares outstanding
  (in thousands)                                              69,231      25,510

Diluted weighted average common
  shares outstanding
  (in thousands)                                              70,308      68,828

Balance Sheet Data:
Cash and cash equivalents                                   $   66.8     $  40.9
Intangible assets, net                                         860.0       801.6
Total assets                                                 1,703.4     1,599.9
Long-term obligations and
  redeemable preferred stock (c)                               323.0     1,020.4
Due to affiliates                                                4.5         3.2
Total shareholders' equity                                     923.7       187.6

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

Laboratory Corporation of America Holdings
Selected Historical Financial Data
(Dollars in millions, except per share amounts)

(Restated to reflect the two-for-one stock split effective June 11, 2001)

                                    Year Ended December 31,
                  --------------------------------------------------------
                   2000         1999        1998          1997        1996
Statement of Operations Data:
Net sales         $1,919.3    $1,698.7    $1,612.6      $1,579.9    $1,676.2
Gross profit         766.6       629.1       563.4         499.4       492.3
Operating income
   (loss)            245.6(a)    149.7       127.6         (92.0)(e)  (118.8)(b)
Net earnings (loss)  112.1        65.4        68.8        (106.9)     (153.5)

Basic earnings
   (loss) per
   common share    $  1.65     $  0.59     $  0.98      $  ( 5.30)   $ ( 6.24)

Diluted earnings
   (loss) per
   common share    $  1.61     $  0.58     $  0.98      $  ( 5.30)   $ ( 6.24)
Basic weighted average
   common shares
   outstanding
   (in thousands)   47,081      25,332      24,969         24,648      24,584

Diluted weighted average common
  shares outstanding
  (in thousands)    48,150      25,754      24,969         24,648      24,584

Balance Sheet Data:
Cash and cash
   equivalents     $  48.8     $  40.3     $  22.7       $  23.3      $  29.3
Intangible assets,
   net               865.7       803.9       836.2         851.3        891.1
Total assets       1,666.9     1,590.2     1,640.9       1,658.5      1,917.0
Long-term obligations
   and redeemable
   preferred
   stock (c)         355.8     1,041.5     1,110.0       1,200.1      1,089.4
Due to
   affiliates (d)      1.4         3.5         1.7           2.2        190.5
Total shareholders'
   equity            877.4       175.5       154.4         129.1        258.1


(a) In the fourth quarter of 2000, the Company recorded a $4.5 million restructuring charge relating to the closing of its Memphis drug testing facility.

(b) In the second quarter of 1996, the Company recorded certain pre-tax charges of a non-recurring nature including additional charges related to the restructuring of operations following the merger of the Company in 1995 with Roche Biomedical Laboratories, Inc. (the "Merger"). The Company recorded a restructuring charge totaling $13.0 million for the shutdown of its La Jolla, California administrative facility and other workforce reductions. In addition, the Company recorded $10.0 million in non-recurring charges in the second quarter of 1996 related to the integration of its operations following the
Merger.   As a result of negotiations with the Office of the Inspector
General of the Department of Health and Human Services and the Department of Justice related to the 1996 government settlement, the Company recorded a settlement charge of $185.0 million in the third quarter of 1996 to increase accruals for settlements and related expenses of government and private claims resulting from these investigations.

(c) Long-term obligations include capital lease obligations of $6.9 million at March 31 ,2001 and $4.2 million at March 31 2000, and $7.2 million, $4.4 million, $4.2 million, $5.8 million and $9.8 million at December 31, 2000, 1999, 1998, 1997 and 1996, respectively. Long-term obligations also include the long-term portion of the expected value of future contractual amounts to be paid to the former principals of acquired laboratories. Such payments are principally based on a percentage of future revenues derived from the acquired customer lists or specified amounts to be paid over a period of time. At March 31, 2001, March 31, 2000, December 31, 2000, 1999, 1998, 1997 and 1996,
such amounts were $2.6, million, $1.8 million, $2.1 million, $0.0 million, $7.7 million, $9.6 million and $14.8 million, respectively. Long-term obligations exclude amounts due to affiliates. On June 6, 2000, the Company called for redemption all of its outstanding redeemable preferred stock, resulting in the conversion of substantially all of the preferred stock into common stock.

(d) In December 1996, Roche loaned $187.0 million to the Company to fund the 1996 government settlement in the form of a promissory note. Such note bore interest at a rate of 6.625% per annum and was repaid in June 1997 with proceeds from the offering of preferred stock.

(e) During the fourth quarter of 1997 the Company recorded a provision for doubtful accounts of $182.0 million, which was approximately $160.0 million greater than the amount recorded in the fourth quarter of 1996 and a $22.7 million provision for restructuring certain laboratory operations.